Exhibit 99.2

Middlesex Water Company HOSTS

ANNUAL MEETING of Shareholders

ISELIN, NJ, (May 21, 2020) Middlesex Water Company (NASDAQ:MSEX), a provider of water and wastewater and related services held its Annual Meeting of Shareholders exclusively online on May 19, 2020 at which shareholders re-elected James F. Cosgrove, Jr. to a three-year term on the Company’s Board of Directors. Shareholders also approved a non-binding advisory resolution approving the compensation of the Company’s named executive officers and ratified the Audit Committee’s selection of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

During the meeting, officers discussed the Company’s essential role as a service provider critical to public health protection in the COVID-19 pandemic response, its 2019 and First Quarter 2020 financial results, ongoing investment in major infrastructure capital projects and project funding. In his remarks, Chairman, CEO and President Dennis W. Doll thanked retiring Lead Director Jeffries Shein for his three decades of service to the Board and welcomed Walter G. Reinhard to the Lead Director role.

An audio webcast of the Middlesex Water Annual Meeting of Shareholders will be archived for one year at www.virtualshareholdermeeting.com/MSEX2020.

About Middlesex Water Company

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company's Web site at. Middlesex Water Company  or call (732) 634-1500.

This release contains forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com